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Exhibit 4.4

BRIDGEPOINT EDUCATION, INC.

SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

        THIS SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this "Agreement") dated August 26, 2009, is made and entered into among Bridgepoint Education, Inc., a Delaware corporation (the "Company"), and the undersigned security holders of the Company.

BACKGROUND

        A.    The Company, Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership ("Warburg Pincus"), and certain other security holders of the Company, as listed under the caption "Prior Holders" on Schedule A attached hereto (collectively, the "Prior Holders"), entered into an Amended and Restated Registration Rights Agreement dated January 7, 2009, which was subsequently amended on March 29, 2009, April 3, 2009 and April 9, 2009 (the agreement as amended is referred to as the "Prior Agreement"). The Prior Agreement defined the registration rights of Warburg Pincus and the Prior Holders, and superseded all prior contractual arrangements among such parties pertaining to registration rights.

        B.    On August 20, 2009, pursuant to Section 2(A)(1) of the Prior Agreement, Warburg Pincus submitted a written request that the Company effect a registration with respect to a part of its Registrable Securities (the "Secondary Public Offering").

        C.    The Company, Warburg Pincus and the undersigned parties wish to amend and restate the Prior Agreement, pursuant to this Agreement, to:

          (1)   determine the registration rights of members of the Company Management Team with respect to the Secondary Public Offering; and

          (3)   define fully in this Agreement the registration rights of Warburg Pincus and the Other Holders, and supersede all prior contractual arrangements among the parties pertaining to registration rights.

        D.    Under Section 4.G. of the Prior Agreement, the Company and Warburg Pincus have the power to amend and restate the Prior Agreement, as provided in this Agreement, because the changes to the Prior Agreement do not adversely affect the "Other Holders," as defined in the Prior Agreement, in a manner different than Warburg Pincus.

        NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the parties hereby agree as follows:

SECTION 1. DEFINITIONS

        As used in this Agreement, the following terms have the respective meaning set forth below:

        "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act;

        "Company Management Team" shall mean Andrew S. Clark, Charlene Dackerman, Daniel J. Devine, Richard K. Gessner, Todd Irwin, Steve Isbister, Jane McAuliffe, Rodney T. Sheng, Christopher L. Spohn and Ross Woodard.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended;

        "Holders" shall mean Warburg Pincus and the Other Holders collectively;

        "Initial Public Offering" shall mean the initial public offering of shares of Common Stock pursuant to a registration under the Securities Act;

        "Other Holders" shall mean the parties listed on Schedule A hereto;

        "Person" shall mean an individual, partnership, joint-stock company, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof;

        "Register," "registered" and "registration" shall mean a registration effected by preparing and filing a registration statement in compliance with the Securities Act (and any post-effective amendments filed or required to be filed) and the declaration or ordering of effectiveness of such registration statement;

        "Registrable Securities" shall mean only (A) shares of Common Stock issued upon conversion of shares of Series A Preferred Stock on or prior to April 20, 2009, (B) any shares of Common Stock acquired by the Holders, other than those acquired upon the exercise of employee stock options, and (C) any capital stock of the Company issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares of Series A Preferred Stock or Common Stock referred to in clause (A) or (B) above; provided, however, that with, respect to the Initial Public Offering and the Secondary Public Offering, the term "Registrable Securities" shall also mean any shares of Common Stock (including those acquired upon the exercise of employee stock options) that Holders who are members of the Company Management Team may request to include in the registration pursuant to Sections 2(B)(3) or 2(A)(3) of this Agreement, as the case may be; and provided, further, that with, respect to the Initial Public Offering, the shares of Common Stock issued on or before April 14, 2009 pursuant to the settlement of claims made by holders of the Company's Common Stock or warrants of the Company related primarily to the Company's financing transactions and grant of employee stock options in 2005 and 2006, shall not be considered "Registrable Securities";

        "Registration Expenses" shall mean all expenses incurred by the Company in compliance with Section 2(A), (B) and (C) hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, fees and expenses of one counsel for all the Holders in an amount not to exceed $25,000 (except if the registration is the Initial Public Offering, in which case the Company shall pay the reasonable fees and expenses (which may exceed $25,000) of one counsel for Warburg Pincus and one counsel for all the other Holders (to be selected by the Company in the case of the other Holders)), blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company);

        "security" and "securities" shall have the meaning set forth in Section 2(1) of the Securities Act;

        "Securities Act" shall mean the Securities Act of 1933, as amended; and

        "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and all fees and expenses of counsel that are not considered "Registration Expenses."

SECTION 2. REGISTRATION RIGHTS

        A.    Requested Registration.

          1.    Request for Registration.    If the Company shall receive from Warburg Pincus, at any time, a written request that the Company effect any registration with respect to all or a part of the Registrable Securities, the Company will:

            (a)   promptly give written notice of the proposed registration, qualification or compliance to all Other Holders; and

            (b)   as soon as practicable, use its diligent best efforts to effect such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within 10 business days after written notice from the Company is given under Section 2(A)(1)(a) above (or 6 business days in the case of the Secondary Public Offering); provided that the Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 2(A):

              (i)    In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act or applicable rules or regulations thereunder;

              (ii)   After the Company has effected two (2) such registrations pursuant to this Section 2(A) and such registrations have been declared or ordered effective and the sales of such Registrable Securities shall have closed;

              (iii)  If the Registrable Securities requested by all Holders to be registered pursuant to such request do not have an anticipated aggregate public offering price (before any underwriting discounts and commissions) of not less than $7,500,000 (or $15,000,000 if such requested registration is the Initial Public Offering);

              (iv)  During the period starting with the date sixty (60) days prior to the Company's good faith estimate of the date of filing of, and ending on the date one hundred eighty (180) days immediately following the effective date of, any registration statement filed pursuant to Section 2(B) pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that during the 60-day period prior to such filing the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; provided, however, that the Company may only delay an offering pursuant to this Section 2(A)(1)(b)(iv) for a period of not more than ninety (90) days, if a filing of any other registration statement is not made within that period and the Company may only exercise this right once in any twelve (12)-month period; or

              (v)   If the Company shall furnish to Warburg Pincus a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its stockholders for a registration statement to be filed in the near future, in which case the Company's obligation to use its best efforts to comply with this Section 2 shall be deferred for a period not to exceed one hundred eighty (180) days from the date of receipt of written request from Warburg Pincus; provided, however, that the Company shall not exercise such right more than once in any twelve (12)-month period.

        The registration statement filed pursuant to the request of Warburg Pincus may, subject to the provisions of Section 2(A)(2) below, include (i) other securities of the Company which are held by Persons who, by virtue of agreements with the Company, are entitled to include their securities in any such registration ("Other Stockholders") and (ii) Registrable Securities held by the Other Holders. In the event any Holder requests a registration pursuant to this Section 2(A) in connection with a distribution of Registrable Securities to its partners, the registration shall provide for the resale by such partners, if requested by such Holder.

        The registration rights set forth in this Section 2 may be assigned, in whole or in part, to any transferee of Registrable Securities (who shall be bound by all obligations of this Agreement).

        2.     Underwriting.

          (a)   If Warburg Pincus intends to distribute the Registrable Securities covered by its request by means of an underwriting, it shall so advise the Company as a part of its request made pursuant to Section 2(A).

          (b)   If Other Stockholders or Other Holders request inclusion of their securities in the underwriting, Warburg Pincus shall offer to include the securities of such Persons in the underwriting and may condition such offer on their acceptance of the further applicable provisions of this Section 2. The Holders whose shares are to be included in such registration and the Company shall (together with all Other Stockholders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by Warburg Pincus and reasonably acceptable to the Company.

          (c)   Notwithstanding any other provision of this Section 2(A), if the representative advises the Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the securities of the Company held by Other Stockholders shall be excluded from such registration to the extent so required by such limitation. If, after the exclusion of such shares, further reductions are still required, the number of shares included in the registration by each Other Holder shall be reduced on a pro rata basis (based on the number of Registrable Securities held by such Other Holder relative to the total number of Registrable Securities held by all Other Holders requesting inclusion of their securities in the underwriting), by such minimum number of shares as is necessary to comply with such request. If, after the exclusion of such Other Holder shares, further reductions are still required, the number of shares included in the registration by Warburg Pincus shall be reduced, by such minimum number of shares as is necessary to comply with such request; provided, however, that, if the registration is the Secondary Public Offering and the representative determines that a limitation on the number of shares to be underwritten is required, the number of shares requested to be included in the registration and underwriting shall be reduced by such minimum number of shares as is necessary to comply with such limitation, on a pro rata basis based on the number of Registrable Securities requested to be included by each Holder relative to the total number of Registrable Securities requested to be included by all such Holders.

          (d)   No Registrable Securities or any other securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. If any Other Stockholder or Holder who has requested inclusion in such registration as provided above disapproves of the terms of the underwriting, such Person may elect to withdraw therefrom by written notice to the Company, the underwriter and Warburg Pincus. The securities so withdrawn shall also be withdrawn from registration. If the underwriter has not limited the number of Registrable Securities or other securities to be underwritten, the Company and officers and directors of the Company may include its or their securities for its or their own account in such registration if the representative so agrees and if the number of Registrable Securities and other securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

        3.     Special Secondary Public Offering Registration Rights for Company Management Team. If the registration pursuant to this Section 2(A) is the Secondary Public Offering, each Holder that is a member of the Company Management Team shall have the following (and only the following) registration rights: Each Holder that is a member of the Company Management Team may request to include in the registration, as "Registrable Securities," a number of shares of Common Stock up to and equaling, but not exceeding, 10% of the sum of (i) the total number of shares of Common Stock subject to employee stock options held by such member that will be vested as of August 1, 2009, plus (ii) the number of other "Registrable Securities" held by such member, if any; provided, however, that such number of shares may be increased, as agreed by the representative(s) of the underwriters of the Secondary Public Offering, proportionately in connection with any increase in the total size of the Secondary Public Offering pursuant to Rule 462(b) under the Securities Act; provided, further, that, for sake of clarity, (i) Steve Isbister and Todd Irwin are only deemed to be "Holders" under this Agreement with respect to the Initial Public Offering and the Secondary Public Offering; and (ii) any Holder that is a member of the Company Management Team may request to include in such registration, subject to the limitations set forth in this paragraph, shares of Common Stock that may be acquired upon the exercise of employee stock options.

        4.     Special Secondary Public Offering Registration Rights for Holders other than the Company Management Team. If the registration pursuant to this Section 2(A) is the Secondary Public Offering, each Holder (including Warburg Pincus) that is not a member of the Company Management Team shall have the following (and only the following) registration rights: Each such Holder may request to include in the registration and underwriting a number of Registrable Securities up to and equaling but not exceeding (except as provided below in certain circumstances if such Holder elects to sell the "Maximum Number of Shares Available") the product, rounded down to the nearest share, of (i) the number of Registrable Securities held by such Holder, multiplied by (ii) a fraction, the numerator of which is the total number of shares proposed to be sold in the underwriting by all Holders, less the number of shares requested by the Company Management Team to be included in the underwriting pursuant to Section 2(A)(3) (such shares collectively, the "Management Secondary Shares"), and the denominator of which is the total number of Registrable Securities held by all Holders other than the Company Management Team. When returning the indication of interest to the Company specifying the number of Registrable Securities such Holder may request to include in the underwriting (if any), such Holder shall elect to request to include either (i) a fixed number of Registrable Securities (including zero) or (ii) the "Maximum Number of Shares Available" to such Holder (which number shall equal the product of the formula in the preceding sentence if all Holders other than the Company Management Team elect to request to include in the underwriting the maximum number of Registrable Securities available to such Holders). If one or more Holders request not to include in the underwriting the maximum number of Registrable Securities available to such Holder(s), then any Holder electing to sell the "Maximum Number of Shares Available" shall be deemed to have requested to include in the underwriting a number of Registrable Securities equal to, but not exceeding, the product, rounded down to the nearest share, of (i) the number of Registrable Securities held by such Holder, multiplied by (ii) a fraction, the numerator of which is the total number of shares proposed to be sold in the underwriting by all Holders, less the Management Secondary Shares and the total number of Registrable Securities requested to be included in the underwriting by those Holders requesting to include a fixed number of Registrable Securities, and the denominator of which is the total number of Registrable Securities held by all Holders other than the Company Management Team and those Holders requesting to include in the underwriting a fixed number of Registrable Securities.

        B.    Company Registration.

          1.     If the Company shall determine to register any of its equity securities either for its own account or for the account of Other Stockholders, other than a registration relating solely to employee benefit plans, or a registration relating solely to a Commission Rule 145 transaction, or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, the Company will:

            (a)   promptly give to each of the Holders a written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and

            (b)   include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by the Holders within 15 days of the written notice from the Company described in clause (a) above, except as set forth in Section 2(B)(2) below. Such written request may specify all or a part of the Holders' Registrable Securities. For avoidance of doubt, if any Holder fails to deliver a written request to the Company within 15 days after written notice from the Company described in clause (a) above, such Holder will forfeit any right under this Section 2(B) to include Registrable Securities in such registration (and related qualification under blue sky laws and other compliance), and in any underwriting involved therein. In the event any Holder requests inclusion in a registration pursuant to this Section 2(B) (except for a registration related to the Company's Initial Public Offering) in connection with a distribution of Registrable Securities to its partners, the registration shall provide for the resale by such partners, if requested by such Holder.

          2.    Underwriting.    If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise each of the Holders as a part of the written notice given pursuant to Section 2(B)(1)(a). In such event, the right of each of the Holders to registration pursuant to this Section 2(B) shall be conditioned upon such Holders' participation in such underwriting and the inclusion of such Holders' Registrable Securities in the underwriting to the extent provided herein. The Holders whose shares are to be included in such registration shall (together with the Company and the Other Stockholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for underwriting by the Company. Notwithstanding any other provision of this Section 2(B), if the representative determines that marketing factors require a limitation on the number of shares to be underwritten, (x) if such registration is the Initial Public Offering, the representative may (subject to the allocation priority set forth below) exclude from such registration and underwriting some or all of the Registrable Securities which would otherwise be underwritten pursuant hereto, and (y) if such registration is other than the Initial Public Offering, the representative may (subject to the allocation priority set forth below) limit the number of Registrable Securities to be included in the registration and underwriting to not less than twenty five percent (25%) of the shares included therein (based on the number of shares). In such event, the Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated in the following manner: the securities of the Company held by Other Stockholders of the Company (other than Registrable Securities and other than securities held by holders who by contractual right demanded such registration ("Demanding Holders")) shall be excluded from such registration and underwriting to the extent required by such limitation, and, if a limitation on the number of shares is still required, the number of shares that may be included in the registration and underwriting by each of the Holders and Demanding Holders shall be reduced on a pro rata basis (based on the number of Registrable Securities held by each Holder or Demanding Holder relative to the total number of Registrable Securities held by all Holders and Demanding Holders requesting inclusion of their securities in the underwriting), by such minimum number of shares as is necessary to comply with such limitation; provided, however, that, if the registration is the Initial Public Offering and the representative determines that a limitation on the number of shares to be underwritten is required, the number of shares requested to be included in the registration and underwriting shall be reduced as follows (in each case by such minimum number of shares as is necessary to comply with such limitation): (a) first, the number of shares requested to be included by Warburg Pincus shall be excluded, (b) second, the number of shares requested to be included by Holders other than Warburg Pincus and the Company Management Team shall be excluded on a pro rata basis based on the number of Registrable Securities requested to be included by each Holder relative to the total number of Registrable Securities requested to be included by all such Holders, and (c) third, the number of shares requested to be included by the Company Management Team shall be excluded on a pro rata basis based on the number of Registrable Securities requested to be included by each member of the Company Management Team relative to the total number of Registrable Securities requested to be included by all members of the Company Management Team. If any of the participating Holders disapprove of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter; provided that such Holder has not already signed an Irrevocable Power of Attorney or similar document obligating such Holder to sell shares in the registration and underwriting. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

          3.    Special IPO Registration Rights for Company Management Team.    If the registration pursuant to this Section 2(B) is the Initial Public Offering, each Holder that is a member of the Company Management Team shall have the following (and only the following) registration rights: Each Holder that is a member of the Company Management Team may request to include in the registration, as "Registrable Securities," a number of shares of Common Stock up to and equaling, but not exceeding, 10% of the sum of (i) the total number of shares of Common Stock subject to employee stock options held by such member that will be vested as of April 30, 2009 (assuming, for purposes of this calculation, that any "Exit Options" held by such member shall be fully vested at such time), plus (ii) the number of other "Registrable Securities" held by such member, if any; provided, however, that such number of shares may be increased, as agreed by the representative(s) of the underwriters of the Initial Public Offering, proportionately in connection with any increase in the total size of the Initial Public Offering pursuant to Rule 462(b) under the Securities Act; provided, further, that, for sake of clarity, (i) Steve Isbister and Todd Irwin are only deemed to be "Holders" under this Agreement with respect to the Initial Public Offering; and (ii) any Holder that is a member of the Company Management Team may request to include in such registration, subject to the limitations set forth in this paragraph, shares of Common Stock that may be acquired upon the exercise of employee stock options.

          4.    Special IPO Registration Rights for Holders Other than Warburg Pincus and the Company Management Team.    If the registration pursuant to this Section 2(B) is the Initial Public Offering, each Holder that is not a member of the Company Management Team or Warburg Pincus shall have the following (and only the following) registration rights: Each such Holder may request to include in the registration and underwriting a number of Registrable Securities up to and equaling, but not exceeding, 50% of the total number of Registrable Securities held by such Holder, rounded up to the nearest whole share. The number of shares that may be included by any such Holder in the Initial Public Offering shall be reduced, in the event the representative determines that a limitation on the number of shares to be underwritten is required, only if the shares requested to be included in the registration and underwriting by Warburg Pincus have first been excluded fully.

        C.    Form S-3.

        Following the Initial Public Offering, the Company shall use its best efforts to qualify for registration on Form S-3 for secondary sales. After the Company has qualified for the use of Form S-3, Warburg Pincus shall have the right to request an unlimited number of registrations on Form S-3 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended method of disposition of shares by such holders), provided that the

Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 2(C):

          1.     Unless the Holder or Holders requesting registration propose to dispose of shares of Registrable Securities having an aggregate price to the public (before deduction of Selling Expenses) of more than $5,000,000;

          2.     Within 180 days of the effective date of the most recent registration pursuant to this Section 2(C) in which securities held by the requesting Holder could have been included for sale or distribution; or

          3.     In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act or applicable rules or regulations thereunder.

        The Company shall give written notice to all Holders of the receipt of a request for registration pursuant to this Section 2(C) and any Holder or Holders joining in such request, as and if specified in a written request received by the Company within 10 days after such written notice, may participate in the registration, provided that if the registration is for an underwritten offering, the terms of Section 2(A)(2) shall apply to all participants in such offering. Subject to the foregoing, the Company will use its best efforts to effect promptly the registration of all shares of Registrable Securities on Form S-3 to the extent requested by the Holder or Holders thereof for purposes of disposition. In the event any Holder requests a registration pursuant to this Section 2(C) in connection with a distribution of Registrable Securities to its partners, the registration shall provide for the resale by such partners, if requested by such Holder.

        D.    Expenses of Registration.

        All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to this Section 2 shall be borne by the Company, and all Selling Expenses shall be borne by the Holders of the securities so registered pro rata on the basis of the number of their shares so registered.

        E.    Registration Procedures.

        In the case of each registration effected by the Company pursuant to this Section 2, the Company will keep the Holders, as applicable, advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will:

          1.     keep such registration effective for a period of 120 days or until the Holders (or in the case of a distribution to the partners of such Holder, such partners), as applicable, have completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that (A) such 120-day period shall be extended for a period of time equal to the period during which the Holders or partners, as applicable, refrain from selling any securities included in such registration in accordance with provisions in Section 2(l) hereof; and (B) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (y) includes any prospectus required by Section 10(a) of the Securities Act or (z) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (y) and (z) above to be contained in periodic reports filed pursuant to Section 12 or 15(d) of the Exchange Act in the registration statement;

          2.     furnish such number of prospectuses and other documents incident thereto as each of the Holders, as applicable, from time to time may reasonably request;

          3.     notify each Holder of Registrable Securities covered by such registration at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and

          4.     furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (1) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders participating in such registration, addressed to the underwriters, if any, and to the Holders participating in such registration and (2) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders participating in such registration, addressed to the underwriters, if any, and if permitted by applicable accounting standards, to the Holders participating in such registration.

        F.     Indemnification.

          1.     The Company will indemnify each of the Holders, as applicable, each of its officers, directors and partners, and each Person controlling each of the Holders, with respect to each registration which has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or the Exchange Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each of the Holders, each of its officers, directors and partners, and each Person controlling each of the Holders, each such underwriter and each Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by the Holders or underwriter and stated to be specifically for use therein.

          2.     Each of the Holders will, if Registrable Securities held by it are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers and each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter, each other Holder and Other Stockholder and each of their officers, directors, and partners, and each person controlling such other Holder and Other Stockholder against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document made by such Holder, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements by such Holder therein not misleading, and will reimburse the Company and such other Holders and Other Stockholders, directors, officers, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of each of the Holders hereunder shall be limited to an amount equal to the net proceeds to such Holder of securities sold as contemplated herein.

          3.     Each party entitled to indemnification under this Section 2(F) (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation. resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party's expense (unless the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the fees and expenses of counsel shall be at the expense of the Indemnifying Party), and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2(F) unless the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

          4.     If the indemnification provided for in this Section 2(F) is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue (or alleged untrue) statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

          5.     Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with any underwritten public offering contemplated by this Agreement are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall be controlling.

          6.     The foregoing indemnity agreement of the Company and Holders is subject to the condition that, insofar as they relate to any loss, claim, liability or damage arising out of a statement made in or omitted from a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the Commission at the time the registration statement in question becomes effective or the amended prospectus filed with the Commission pursuant to Commission Rule 424(b) (the "Final Prospectus"), such indemnity or contribution agreement shall not inure to the benefit of any underwriter or Holder if a copy of the Final Prospectus was furnished to the underwriter and was not furnished to the Person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

        G.    Information by the Holders.

          1.     Each of the Holders holding securities included in any registration shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Section 2.

          2.     In the event that, either immediately prior to or subsequent to the effectiveness of any registration statement, any Holder shall distribute Registrable Securities to its partners, such Holder shall so advise the Company and provide such information as shall be necessary to permit an amendment to such registration statement to provide information with respect to such partners, as selling security holders. Promptly following receipt of such information, the Company shall file an appropriate amendment to such registration statement reflecting the information so provided. Any incremental expense to the Company resulting from such amendment shall be borne by such Holder.

        H.    Rule 144 Reporting.

        With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of restricted securities to the public without registration, the Company agrees to:

          1.     make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act ("Rule 144"), at all times from and after 90 days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

          2.     use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

          3.     so long as the Holder owns any Registrable Securities, furnish to the Holder upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after 90 days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as the Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing the Holder to sell any such securities without registration.

        I.     "Market Stand-off" Agreement.

        Each of the Holders agrees, if requested by the Company and an underwriter of equity securities of the Company, not to sell or otherwise transfer or dispose of any Registrable Securities held by such Holder during the 180-day period following the effective date of a registration statement of the Company filed under the Securities Act (as such period may be extended by the underwriter for a customary period of time related to the Company's release (or announcement of release) of earnings results or other material news or events near the end of such 180-day period), provided that:

          1.     such agreement only applies to the Initial Public Offering; and

          2.     all executive officers and directors of the Company enter into similar agreements.

        If requested by the underwriters, the Holders shall execute a separate agreement to the foregoing effect. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said 180-day period. The provisions of this Section 2(I) shall be binding upon any transferee who acquires Registrable Securities.

        J.     Termination.

        The registration rights set forth in this Section 2 shall not be available to any Holder with respect to any registration after the Company's Initial Public Offering if, (i) in the opinion of counsel to the Company, all of the Registrable Securities then owned by such Holder could be sold in any 90-day period pursuant to Rule 144 or (ii) all of the Registrable Securities held by such Holder have been sold in a registration pursuant to the Securities Act or pursuant to Rule 144.

 SECTION 3. COVENANTS OF THE PARTIES

        Each of the Holders hereby acknowledges and agrees that this Agreement constitutes the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior understandings relating to such subject matter, including the Prior Agreement, and that the provisions of the Prior Agreement related to such subject matter are terminated and all rights thereunder are waived as of the date hereof, with no further liabilities or obligations relating thereto on the part of any party thereto.

SECTION 4. MISCELLANEOUS

        A.    Directly or Indirectly.

        Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

        B.    Governing Law; Consultation with Counsel.

        This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. Each party to this Agreement acknowledges and agrees that such party has been advised to, and has had the opportunity to, consult with such party's own counsel regarding this Agreement, and such party has either consulted with such counsel or expressly waived the right to do so.

        C.    Section Headings.

        The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

        D.    Notices.

          1.     All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid:

            (a)   if to Warburg Pincus, at 450 Lexington Avenue, New York, NY 10017 (facsimile: (212) 716-5142), Attention: General Counsel, or at such other address or facsimile number as Warburg Pincus may have furnished the Company in writing, with a copy to Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019-6099 (facsimile: (212) 728-8111), Attention: Steven J. Gartner, Esq.;

            (b)   if to the Other Holders, at the address or facsimile number listed on Schedule A, or at such other address or facsimile number as may have been furnished to the Company and Warburg Pincus in writing; and

            (c)   if to the Company, at 13500 Evening Creek Drive North, Suite 600, San Diego, CA 92128 (facsimile: (858) 408-2903), Attention: Chief Executive Officer, or at such other address or facsimile number as it may have furnished the Holders in writing, with a copy to Wilson Sonsini Goodrich & Rosati, P.C.,12235 El Camino Real, Suite 200, San Diego, California 92130-3002, Fax -- 858-350-2399, Attention: Martin Waters, Esq.

          2.     Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery; if mailed by overnight courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

        E.    Reproduction of Documents.

        This Agreement and all documents relating thereto, including, without limitation, any consents, waivers and modifications which may hereafter be executed may be reproduced by the Holders by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and the Holders may destroy any original document so reproduced. The parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Holders in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

        F.     Successors and Assigns.

        This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties; provided, however, that a transferee or assignee of Warburg Pincus may only be entitled to the benefits of this Agreement (i) in the event such transferee or assignee receives not less than 100,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments, for stock splits, stock dividends, reverse stock splits, recapitalization or similar events) and (ii) such transferee or assignee assumes in writing the obligations of Warburg Pincus under this Agreement in respect of such shares transferred or assigned. The Company shall be given written notice at the time of or within a reasonable time after such transfer or assignment, such notice shall state the name and address of the transferee or assignee and identify the Registrable Securities with respect to which such registration rights are being transferred or assigned.

        G.    Entire Agreement; Amendment and Waiver.

        This Agreement constitutes the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior understanding among such parties. The provisions of the Prior Agreements relating to such subject matter and set forth on Schedule II hereto are hereby terminated and shall have no further force or effect and all rights thereunder are hereby waived in their entirety. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and Warburg Pincus and, in the case of any amendment or waiver that would adversely affect the Other Holders in a manner different than Warburg Pincus, with the consent of the Other Holders holding a majority of the then outstanding Registrable Securities.

        H.    Severability.

        In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

        I.     Counterparts.

        This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

BRIDGEPOINT EDUCATION, INC.
By:	/s/ DANIEL J. DEVINE Name: Daniel J. Devine Title: Chief Financial Officer

HOLDER:

WARBURG PINCUS PRIVATE EQUITY VIII, L.P.

By:	WARBURG PINCUS & CO., General Partner
By:	/s/ BARRY TAYLOR Name: Barry Taylor

OTHER HOLDERS

"Prior Holders"

/s/ DANIEL J. DEVINE Daniel J. Devine

Schedule A

Other Holders

Name

Prior Holders

Andrew S. Clark

Linda M. Clugston

R. Wayne Clugston

Vicki Falcigno

Leonard Katz

Alfred Rattenni

Erich Tengelsen

Jonathon Turkel

Jill Falcigno Guzzanti Trust U/W/O Louis Falcigno dated 12/31/03

Sheilagh Falcigno Trust U/W/O Louis Falcigno dated 12/31/03

The Cooper Keith Guthrie Exempt Irrevocable Trust

The Tyler Christian Guthrie Exempt Irrevocable Trust

Turner Trust, dated 1/7/82, as amended

Roberts Wesleyan College

Ryan Craig

Martin A. Bell

NCCF Support, Inc.

Douglas G. Turner

Roberta Turner

Name

Venturetek L.P.

Comerica Bank

Christopher L. Spohn

Richard K. Gessner

Daniel J. Devine

Rodney T. Sheng

Ross Woodard

Jane McAuliffe

Charlene Dackerman

Elizabeth Tice

Ruby Corp.

Scott Turner

David Vande Pol

Lisa Vande Pol

Steve Isbister*

Todd Irwin*

* With respect to the Initial Public Offering and the Secondary Public Offering only.

QuickLinks

  Exhibit 4.4
BRIDGEPOINT EDUCATION, INC.
SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
BACKGROUND
SECTION 1. DEFINITIONS
SECTION 2. REGISTRATION RIGHTS
SECTION 3. COVENANTS OF THE PARTIES
SECTION 4. MISCELLANEOUS
Schedule A
Other Holders